Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Charter Financial Corporation West Point, Georgia

We consent to the use of our report dated December 23, 2009, with respect to the consolidated statements of financial condition of Charter Financial Corporation and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, included in the prospectus and elsewhere in the registration statement on Form S-1 of Charter Financial Corporation and to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes PLLC

Atlanta, Georgia
December 23, 2009